Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-196609) pertaining to the 2013 Long-Term Incentive Plan of Blue Capital Reinsurance Holdings Ltd. of our reports dated March 1, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Blue Capital Reinsurance Holdings Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/Ernst & Young Ltd.
Hamilton, Bermuda
March 1, 2019